Registration No. 333-192497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Enterprise Financial Services Corp

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1706259 (I.R.S. Employer Identification Number)

150 North Meramec
Clayton, Missouri 63105
(Address of Principal Executive Offices)

ENTERPRISE FINANCIAL SERVICES CORP 2013 STOCK INCENTIVE PLAN
ENTERPRISE FINANCIAL SERVICES CORP AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
(Full titles of the plans)

Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Name, address and telephone number (including area code) of agent for service)

Copy to:
Bree Archambault
Reed Smith LLP
Three Logan Square
1717 Arch Street Suite 3100
Philadelphia, Pennsylvania 19103
(215) 851-8100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [ ]

EXPLANATORY NOTE

Enterprise Financial Services Corp (the “Corporation”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333- 192497 (the “Post-Effective Amendment”, and the originally filed Registration Statement, the “Registration Statement”) to cover the issuance of certain shares under the Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”). An aggregate of 1,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) were registered by the Corporation for issuance under the Enterprise Financial Services Corp 2013 Stock Incentive Plan (the “2013 Plan”) through the Registration Statement, which was filed with the Securities and Exchange Commission on November 22, 2013.

On May 2, 2018, the Corporation’s stockholders approved the adoption of the 2018 Plan, effective as of May 2, 2018 (the “Effective Date”). The 2018 Plan provides, among other things, that (i) any shares of Common Stock reserved for issuance under the 2013 Plan that remain unissued or not subject to outstanding grants under the 2013 Plan on the Effective Date and (ii) any shares of Common Stock underlying any award granted under the terms of the 2013 Plan that expires, terminates, or is canceled or forfeited and which the shares related thereto are again available for grant under the terms of the 2013 Plan will become available for issuance under the 2018 Plan (the shares described in (i) and (ii), the “2013 Plan Shares”).

Therefore, the Post-Effective Amendment is hereby filed to cover the issuance of the 2013 Plan Shares under the 2018 Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)    the Annual Report on form 10-K of the Corporation filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2017, filed on February 23, 2018;

(b)    the Quarterly Reports on Form 10-Q of the Corporation filed with the Commission for the quarter ended March 31, 2018, filed on April 27, 2018, and for the quarter ended June 30, 2018, filed on July 27, 2018;

(c)    the Current Reports on Form 8-K filed by the Corporation with the Commission since December 31, 2017, specifically, the Current Reports on Form 8-K, filed May 4, 2018, and July 2, 2018; and

(d)    the description of our Common Stock contained in our Form 8-A12B Registration Statement filed with the Commission on April 30, 1998, and our Form 8-A12G Registration Statement filed with the Commission on October 6, 1999, including any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the Corporation, by reason of the fact that the person is or was a director, officer, agent or employee of the Corporation, or is or was serving at the Corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acting in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the Corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Corporation as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Corporation, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successfully on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Corporation’s certificate of incorporation includes a provision to eliminate the personal liability of its directors for monetary damages for breach of alleged breach of their fiduciary duties as directors, subject to limited exceptions. The certificate of incorporation also provides that every person who is or was our director, officer, employee or agent or is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the Corporation’s request, shall be indemnified to the fullest extent permitted by law for all expenses and liabilities in connection with any proceeding involving such person in this capacity.]

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9.     Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the     Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the     aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the United States Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 27, 2018.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Keene S. Turner
Keene S. Turner
Chief Financial Officer

Note: In reliance upon Rule 478 under the Securities Act, no other person is required to sign the Post-Effective Amendment.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation of Registrant, (incorporated herein by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1 filed on December 9, 1996 (File No. 333-14737)).

4.2
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

4.3
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 1999 (File No. 001-15373)).

4.4	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant's Current Report on Form 8-K filed on April 30, 2002 (File No. 001-15373)).

4.5
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Appendix A to Registrant's Definitive Proxy Statement on Schedule 14A filed on November 20, 2008 (File No. 001-15373)).

4.6
Certificate of Designations of Registrant for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008 (File No. 001-15373)).

4.7	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ending June 30, 2014).

4.8	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on June 12, 2015).

4.9
Enterprise Financial Services Corp 2018 Employee Stock Purchase Plan (incorporated herein by reference to Appendix B to Registrant’s Proxy Statement Pursuant to Section 14(a) filed on March 14, 2018, as amended by an amendment to the Proxy Statement filed on April 19, 2018).

4.10
Enterprise Financial Services Corp Amended and Restated 2018 Stock Incentive Plan (incorporated herein by reference to Appendix A to Registrant’s Proxy Statement Pursuant to Section 14(a) filed on March 14, 2018, as amended by an amendment to the Proxy Statement filed on March 30, 2018).

5.1*	Opinion of Reed Smith LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

*Filed herewith